     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 26, 1999

                                                      REGISTRATION NO. 333-79857
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                         POST-EFFECTIVE AMENDMENT NO. 1

                                       TO

                                    FORM S-3
                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------

                              GENERAL MAGIC, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                    DELAWARE                                        77-0250147
        (STATE OR OTHER JURISDICTION OF                           (IRS EMPLOYER
         INCORPORATION OR ORGANIZATION)                        IDENTIFICATION NO.)

                             420 NORTH MARY AVENUE
                          SUNNYVALE, CALIFORNIA 94086
                                 (408) 774-4000
       (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA
               CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                                 STEVEN MARKMAN
                       PRESIDENT, CHIEF EXECUTIVE OFFICER
                     AND CHAIRMAN OF THE BOARD OF DIRECTORS
                              GENERAL MAGIC, INC.
                             420 NORTH MARY AVENUE
                          SUNNYVALE, CALIFORNIA 94086
                                 (408) 774-4000
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   COPIES TO:

              TIMOTHY MOORE, ESQ.                              MARY E. DOYLE, ESQ.
             ERIC J. LOUMEAU, ESQ.                             GENERAL MAGIC, INC.
               COOLEY GODWARD LLP                             420 NORTH MARY AVENUE
             FIVE PALO ALTO SQUARE                         SUNNYVALE, CALIFORNIA 94086
              3000 EL CAMINO REAL                                 (408) 774-4000
        PALO ALTO, CALIFORNIA 94306-2155
                 (650) 843-5000

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  From time to time as described in the Prospectus after the effective date of this Registration Statement.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ____________

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ____________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                               10,000,000 Shares

                              GENERAL MAGIC, INC.

                                  Common Stock

     This prospectus will allow us to issue common stock over time. This means:

     - we may issue the shares offered in this prospectus from time to time;

     - we will provide a prospectus supplement each time we issue common stock;

     - the prospectus supplement will inform you about the specific terms of that offering and also may add, update or change information contained in this document; and

     - you should read this document and any prospectus supplement carefully before you invest.

     General Magic's common stock is traded on the Nasdaq National Market under the symbol "GMGC". On June 1, 1999, the last reported sale price for the Common Stock on the Nasdaq National Market was $3.6875 per share.

                           -------------------------

        SEE "RISK FACTORS" BEGINNING ON PAGE 4 FOR INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SHARES OFFERED HEREBY.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
                            COMMISSION HAS APPROVED
 OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF
   THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           -------------------------


                 THE DATE OF THIS PROSPECTUS IS JULY 26, 1999.

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
About General Magic.........................................    3
The Offering................................................    4
Risk Factors................................................    5
Special Note Regarding Forward-Looking Statements...........   14
Use of Proceeds.............................................   14
Dilution....................................................   15
Plan of Distribution........................................   15
Legal Matters...............................................   16
Experts.....................................................   16
Where You Can Find More Information.........................   16

                              ABOUT GENERAL MAGIC

     We develop and market voice-enabled services that provide voice access over the telephone to information that is stored in computer networks, including Web sites. Our services are designed to make it easy and convenient for subscribers to access and act on their personal and business information. Our primary offerings are the Portico(TM) virtual assistant service, private-label versions of the Portico service provided by telecommunication carriers to their customers, the myTalk(TM) free email service, and services that provide voice access to Web content over the phone. One of our core technology assets is the magicTalk(TM) voice user interface, used in all of these offerings. We host voice-enabled services in our network operations center, located in Sunnyvale, California.

     The Portico service provides many of the services of a human assistant on an around-the-clock basis. Subscribers -- who today are principally mobile professionals -- may access voice mail, email, calendar, address book, company news and stock quotes from any telephone or, using a standard Web browser, from any personal computer. When accessing the Portico service over the telephone, subscribers interact with magicTalk, a personality-rich natural language voice user interface. With magicTalk, the user doesn't need to remember special voice commands or navigate lengthy push-button menus. The virtual assistant recognizes a full range of conversational commands, from "Call John Smith" to "Would you please call John Smith at home."

     We distribute the Portico virtual assistant service through a nationwide network of resellers, as well as direct to consumers through signup on the Web. We are also working with telecommunication carriers to provide the service to their customers. In May 1999, BellSouth Mobility, Inc. announced its intention to begin a 3-4 month initial deployment of the Portico service in the Atlanta area. Other telecommunications carriers are conducting trials of the Portico service, and we expect to host customized, private-label versions of the service for those additional carriers that elect to make the service commercially available to their customers.

     Voice enabling Web content is an emerging growth opportunity for us. The Web offers a broad base of potential subscribers, including consumers who may find voice to be an easy way to keep in touch with their favorite Web content when away from home. In June 1999, we introduced myTalk, a free Internet email service. myTalk is the first Internet service to feature a natural language voice interface and allows users to access their email from any telephone and to navigate and reply to messages using their own spoken words. The myTalk service is also accessible through a standard Web browser. Users accessing myTalk will see banner ads during a myTalk Web site session and will hear short audio ads periodically during a telephone session.

     In June 1999, Excite@Home launched the Excite Voicemail service, a free, advertising-supported service that allows Excite users to receive voicemail and faxes in their Excite email accounts. It incorporates our magicTalk voice user interface and operates in our network operations center. In 1998, we announced an agreement with Intuit(R) Inc. to voice enable certain features of Intuit's Quicken.com(TM) personal finance Web site.

     General Magic was incorporated in California in May 1990 and was reorganized as a Delaware corporation in February 1995. Our principal executive offices are located at 420 North Mary Avenue, Sunnyvale, California 94086, and our telephone number at that location is (408) 774-4000. In this prospectus, "General Magic", "we" and "our" refer to General Magic, Inc., unless the context otherwise requires.

     You should rely only on the information provided or incorporated by reference in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the document.

                                  THE OFFERING

Common stock offered in this
  prospectus....................    10,000,000 shares

Common stock outstanding after
the offering....................    51,036,330 shares(1)

Use of proceeds.................    For product development, capital
                                    expenditure, sales and marketing and for other general corporate purposes. See "Use of Proceeds."

Nasdaq National Market symbol...    GMGC
-------------------------
(1) Based on shares outstanding as of June 1, 1999. Does not include 8,128,612 shares of common stock issuable upon exercise of outstanding options, 9,687,839 shares of common stock issuable upon conversion of outstanding preferred stock or 780,000 shares of common stock issuable upon exercise of outstanding warrants as of June 1, 1999.

                                  RISK FACTORS

     An investment in the common stock offered pursuant to this prospectus involves a high degree of risk and the common stock should not be purchased by persons who cannot afford the loss of their entire investment. Purchasers should carefully consider the following risk factors in conjunction with the other information included and incorporated by reference in this Prospectus before purchasing or otherwise acquiring the common stock offered hereby.

WE MAY NEVER ACHIEVE AND SUSTAIN PROFITABILITY.

     We may never achieve and sustain profitability. Since our inception, we have generated only minimal revenues. We have incurred significant losses, and we have substantial negative cash flow. As of March 31, 1999, we had an accumulated deficit of $223.8 million, with a net loss of $13.7 million for the three-month period ended March 31, 1999.

     Historically, we have derived a large percentage of our total revenue from license fees and customer support fees. As a consequence of our 1997 change in business strategy, we expect to derive a significant portion of any future revenues from sales of services and products by us and by our partners and not from license fees. Although the Portico(TM) service was released on July 30, 1998, we expect to incur significant losses through the year 1999, and we may never achieve or sustain significant revenues or become profitable.

OUR BUSINESS MODEL IS NEW AND UNPROVEN, AND WE MAY BE UNABLE TO IMPLEMENT IT SUCCESSFULLY.

     In early 1997, we changed our business strategy to focus on the marketing and sale of voice-enabled services. Our new model for conducting business and generating revenue is unproven, and we face many of the risks faced by new businesses, especially companies in new and rapidly evolving markets. Our business depends on our ability to generate revenue from multiple sources, including:

     - the Portico service;

     - private-label versions of our virtual assistant services offered by telecommunications carriers, device manufacturers and other companies;

     - the myTalk service; and

     - services based on our magicTalk(TM) voice user interface technology offered by Internet companies.

     If we fail to generate revenues from one or more of these sources, development and sales of our products and services could be adversely affected.

     Although the Portico service was released on July 30, 1998, revenues from Portico subscriptions to date have not been significant. It is uncertain whether we or our partners will be able to develop and maintain at reasonable cost a significant subscriber base for virtual assistant services.

     In addition, revenues from our Internet services depend on advertising and sponsorship sales and upgrades to fee-based services, and such revenues may never be sufficient to offset the costs of providing free services. See
"-- Revenues from our Internet services
depend on banner and audio advertising sales and upgrades to fee-based services, and our inability to generate sufficient revenues from advertising sales and upgrades would harm our business."

REVENUES FROM OUR INTERNET SERVICES DEPEND ON BANNER AND AUDIO ADVERTISING SALES AND ON UPGRADES TO FEE-BASED SERVICES, AND OUR INABILITY TO GENERATE SUFFICIENT REVENUES FROM ADVERTISING SALES AND UPGRADES WOULD HARM OUR BUSINESS.

     Our business model depends on our ability to generate sufficient revenues from banner and audio advertising sales and upgrades to fee-based services to offset the costs of providing a free service. In order to generate revenues, we and our partners will need to attract a large number of banner and audio advertisers and advertising sponsors on an ongoing basis. In addition, a sufficient number of users must upgrade to fee-based services. If we are not able to attract or retain a sufficient number of advertisers and sponsors or a sufficient number of users to the fee-based services, we may not be able to generate the revenues necessary to operate.

     To attract advertisers and sponsors, we and our partners will need to attract a large number of users to our services. To do so, we must increase awareness of the myTalk and General Magic brands and continually enhance and improve the features and quality of our services. If we or our partners cannot attract a sufficient number of users, we will not be able to attract a sufficient number of advertisers and sponsors to generate revenues.

THE MARKET FOR OUR SERVICES MAY NOT DEVELOP, WHICH WOULD SUBSTANTIALLY IMPEDE OUR ABILITY TO GENERATE REVENUES.

     Our future financial performance depends in large part on growth in demand for our voice-enabled services and products. If the market for voice-enabled services does not develop or if we are unable to capture a significant portion of that market either directly or through our partners, our revenues and our results of operations will be adversely affected.

     The market for voice-enabled services is still evolving. Currently, there are only a limited number of products and applications in this industry. Negative consumer perceptions regarding reliability, cost, ease-of-use and quality of speech-based products affects consumer demand and may impact the growth of the market. As a result, we cannot guarantee that the market for voice-enabled services and products will grow or that consumers will accept any of the services or products built on our magicTalk voice user interface platform.

OUR LIMITED RESOURCES MAY RESTRICT OUR OPERATIONS AND OUR ABILITY TO IMPLEMENT OUR NEW STRATEGY, AND THE AVAILABILITY OF ADDITIONAL RESOURCES IS UNCERTAIN.

     Our new business model requires us to devote significant financial resources to a number of complex services, including our Portico and myTalk services and private-label services offered by third parties. If we are not able to successfully manage our existing resources or to secure additional resources in a timely manner, our ability to successfully introduce all of our services and to generate sufficient revenues will be restricted.

     Our limited financial resources constrain the size of our technical, business development, sales, marketing and customer support staffs. Our existing personnel may not be able to manage and successfully complete all of the tasks necessary to support the various aspects of our business. Furthermore, Silicon Valley remains a highly competitive job market. Our key management, technical, business development, sales, marketing, administrative and customer support personnel may not remain with us, and we may be unable to attract sufficient additional personnel to execute our business plan.

     In addition, we must conserve cash because we have generated minimal revenues to date. We do not expect to generate significant revenues until the second half of 1999, if at all. We are currently negotiating the terms of a financing. However, we cannot guarantee that the transaction will be consummated in a timely manner or that we will be able to obtain alternative funding. Even if we consummate the transaction, we may require additional funding in the future and we cannot guarantee that we will be able to obtain such funding. The unavailability or timing of significant revenues and financing could prevent or delay the continued development and marketing of our services and may require us to curtail our operations. In addition, if we are not able to generate revenues or obtain funding, we may be unable to meet The Nasdaq National Market's continued listing requirements and our common stock could be delisted from that market. See "-- Our common stock may be delisted from The Nasdaq National Market if we are not able to demonstrate compliance with the continued listing requirements."

OUR COMMON STOCK MAY BE DELISTED FROM THE NASDAQ NATIONAL MARKET IF WE ARE NOT ABLE TO DEMONSTRATE COMPLIANCE WITH THE CONTINUED LISTING REQUIREMENTS.

     We are subject to the continued listing requirements of The Nasdaq National Market. On April 15, 1999, we received a letter from The Nasdaq National Market advising us that we had failed to meet these requirements. The letter required us to demonstrate compliance with the continued listing requirements by July 13, 1999. In response to the April 15th letter, we submitted a letter demonstrating our compliance as of May 7, 1999 and providing our plan for continued compliance through December 31, 1999, including the completion, by July 30, 1999, of a financing transaction currently under negotiation. On July 1, 1999, the Nasdaq National Market accepted our proposal, contingent on our ability to successfully execute it. We cannot guarantee that we will be able to successfully execute our plan in a timely manner. In the event that we are not able to maintain continued compliance with The Nasdaq National Market listing requirements through December 31, 1999, we would be subject to a delisting process. In the event that we are delisted, we will seek to list our common stock on other markets, including The Nasdaq Small Cap Market and the American Stock Exchange.

WE MAY EXPERIENCE INTERRUPTIONS IN SERVICE DUE TO ERRORS OR INADEQUACIES IN OUR SOFTWARE AND SYSTEM ARCHITECTURE, WHICH MAY RESULT IN SIGNIFICANT COSTS, A DECREASE IN REVENUES AND A DECLINE IN OUR STOCK PRICE.

     The ability to provide the Portico and myTalk services and the services of our partners depends on the integrity of our software, computer hardware systems and network infrastructure. We have encountered, and may encounter in the future, errors in our software and our system design. These errors may be expensive to correct, and may lead to substantial interruptions in our service.

     Shortly after the launch of our myTalk service and the Excite Voicemail service, we experienced interruptions in service due to a sudden increase in the number of users. In the event that we experience other sudden increases in the number of users to our services or we are successful in establishing other relationships with partners with large existing customer bases, our network operations center may not be capable of meeting the resulting increase in demand. A sudden increase in demand could lead to slow-downs or failures in our services. Furthermore, we presently do not have redundant, multiple site capacity in the event of a technical failure of our services or a natural disaster.

     Any damage to or failure of our systems could lead to interruptions in service and/or the loss of customer information. Such interruptions or loss could damage our reputation and ability to attract and retain subscribers and partners, and we may experience negative publicity that could adversely affect our stock price.

WE MUST ESTABLISH AND MAINTAIN DISTRIBUTION RELATIONSHIPS TO GENERATE REVENUES.

     Our success in generating revenues from private-label versions of our virtual assistant services and other services based on our magicTalk voice user interface is dependent on our ability to establish relationships with telecommunication carriers, device manufacturers and Internet and other companies. Although we have entered into arrangements with Qwest Communication Corporation, Intuit(R) Inc., Wireless Knowledge, BellSouth Mobility, Inc. and Excite, Inc., we cannot guarantee that we will be able to maintain these relationships or establish additional relationships. Competition for relationships with telecommunications carriers, device manufacturers and Internet companies is extremely intense. In addition, decisions by these third parties, particularly telecommunications carriers, to enter into distribution relationships can be a lengthy, expensive process, with no assurance of success.

     It is uncertain whether any of the services contemplated by our current and future partners will be commercially launched. Even if these services were commercially launched, our current and future partners may not be able to attract and retain a sufficient number of subscribers to attain profitability. Our control over the marketing efforts of Qwest, Intuit, Wireless Knowledge, BellSouth and Excite is limited under our arrangements. We cannot guarantee that Qwest, Intuit, Wireless Knowledge, BellSouth, Excite or any future partner will actively market the services incorporating our technology.

WE ARE DEPENDENT ON THE INTERNET, AND THE INTERNET MAY PROVE NOT TO BE VIABLE.

     Our future success is in part dependent upon continued growth in the use of the Internet. Internet use by consumers is in an early stage of development, and market acceptance of the Internet as a medium for content, advertising and electronic commerce is highly uncertain. If the Internet fails to be a viable means of conducting commerce or communications, we may not be able to generate revenues. A number of factors may inhibit the growth of Internet usage including security concerns, inconsistent quality of service, limited availability of cost-effective, high-speed access and inadequate network infrastructure. If the Internet continues to experience significant growth in the number of users and level of use, the Internet infrastructure may not be able to support the demands placed on it by such growth.

     In addition, the market for Internet advertising may not develop. The adoption of Internet advertising, particularly by companies that have historically relied on traditional channels to advertise or sell their products and services, requires the acceptance of a new way of conducting business. Potential advertisers may have negative perceptions of the Internet as an effective means of advertising or selling their products or services. If the market for Internet advertising does not develop, our business would be harmed.

WE MAY EXPERIENCE DELAYS IN PRODUCT DEVELOPMENT, WHICH COULD ADVERSELY AFFECT OUR REVENUES OR RESULTS OF OPERATIONS.

     Any delays in product development or market launch could adversely affect our revenues or results of operations. To be successful, we must develop technology to enable us to provide, bill for and enhance our Portico service, myTalk service, fee-based services for the myTalk and other Internet services and other voice-enabled services, including those we agree to supply for third parties. Software product development schedules are difficult to predict because they involve creativity and the use of new development tools and learning processes. Our software development efforts have been delayed in the past. In addition to software development delays, we may also experience delays in other aspects of product development. Any product development delays could delay or prevent successful introduction or marketing of new or improved products or services or the delivery of new versions of our products or services.

THE FAILURE OR UNAVAILABILITY OF THIRD-PARTY TECHNOLOGIES AND SERVICES COULD LIMIT OUR ABILITY TO GENERATE REVENUES.

     We have incorporated technology developed by third parties in the Portico and myTalk services and the services to be provided to our partners, including the following:

     - email servers which process both emails and voicemails;

     - the calendar and contact software;

     - the voice recognition software;

     - the text-to-speech software;

     - the billing system; and

     - the network operations center equipment.

     We will continue to incorporate third-party technology in future products and services. We have limited control over whether or when these third-party technologies will be enhanced. In addition, our competitors may acquire interests in these third parties or their technologies, which may render the technology unavailable to us. If a third party fails or refuses to timely develop, license or support technology necessary to our services, market acceptance of our services could be adversely affected.

     In addition, we rely and will continue to rely on services supplied by third parties in connection with providing our services such as telecommunications, Internet access and power. If these services fail to meet industry standards for quality and reliability, market acceptance of our services could be adversely affected.

INTENSE COMPETITION IN THE MARKET FOR VOICE-ENABLED SERVICES COULD PREVENT US FROM ACHIEVING OR SUSTAINING PROFITABILITY.

     The market for voice-enabled services is intensely competitive. We may be unable to compete with existing companies or new companies entering the market. Many of these companies have greater financial resources, name recognition, research and development capabilities, sales and marketing staffs, and better developed distribution channels than we do. The services that we offer may not achieve sufficient quality, functionality or cost-effectiveness to compete with existing or future alternatives. Furthermore, our competitors may succeed in developing competing products or services which are more effective and cheaper or which render our services or technology obsolete. If we are unable to compete effectively, our business would be adversely affected.

CONVERSION OF PREFERRED STOCK OR ISSUANCE OF OTHER SECURITIES WOULD DILUTE CURRENT STOCKHOLDERS.

     We have 50,000 shares of Series A preferred stock, 2,000 shares of Series D preferred stock and 599 shares of Series E preferred stock outstanding, all of which are convertible into common stock. In addition, we have a warrant to purchase an additional 100 shares of Series E preferred stock and warrants to purchase an aggregate of 780,000 shares of common stock outstanding. The holders of common stock could experience substantial dilution to their investment upon conversion of the preferred shares or exercise of the warrants. The number of shares of common stock issuable upon the conversion of the Series D preferred stock depends on the prices of the common stock as quoted on Nasdaq shortly before the date of conversion. We cannot predict the price of the common stock in the future. If the price of our common stock decreases over time, the number of shares of common stock issuable upon conversion of the preferred stock will increase and the holders of common stock would experience additional dilution of their investment. Such dilution could cause the stock price of our common stock to decrease further. A decrease in the stock price of our common stock could cause our common stock to be delisted from The Nasdaq Stock Market.

     Our board of directors has the authority to issue 432,301 additional shares of preferred stock that are convertible into common stock without any action by our stockholders. In addition, our board of directors may sell additional shares of common stock or other equity securities that are convertible into common stock without any action by our stockholders. The issuance and conversion of any such preferred stock or equity securities would further dilute the percentage ownership of our stockholders.

WE MAY BE REQUIRED TO REDEEM THE SERIES D PREFERRED STOCK AND SUCH REDEMPTION COULD SIGNIFICANTLY DEPLETE OUR CASH RESERVES, WHICH WOULD MATERIALLY ADVERSELY AFFECT OUR FINANCIAL CONDITION.

     The holders of the Series D preferred stock have redemption rights if we fail to meet the requirements of the documents governing the Series D preferred stock. Assuming that all 2,000 shares of Series D preferred stock are outstanding, the total redemption value would be approximately $20 million to $26 million. Such payments would significantly deplete our cash reserves, which would materially adversely affect our financial condition. In addition, such decrease in our cash reserves may cause our common stock to be delisted from The Nasdaq Stock Market. We cannot guarantee that we will be able to meet all of the requirements necessary to avoid a redemption.

TECHNOLOGY CHANGES RAPIDLY IN OUR MARKET, AND OUR FUTURE SUCCESS WILL DEPEND ON OUR ABILITY TO MEET THE NEEDS OF OUR CUSTOMERS.

     The telecommunications services market is characterized by rapid technological change, changing customer needs, frequent new product introductions and evolving industry standards. The introduction of products or services embodying new technologies and the emergence of new industry standards could render our voice-enabled services obsolete and unmarketable.

     Our success will depend upon our ability to timely develop and introduce new products and services, as well as enhancements to our existing products and services, to keep pace with technological developments and emerging industry standards and address the changing needs of users. We may not be successful in developing and marketing new products and services that respond to technological changes, or evolving industry standards. We may experience difficulties that could delay or prevent the successful development, introduction and marketing of new products and services. In addition, our new products and services may not adequately meet the requirements of the marketplace or achieve market acceptance.

OUR INVESTMENT IN AND OTHER COMMITMENTS TO DATAROVER MOBILE SYSTEMS, INC. MAY RESULT IN A SIGNIFICANT LOSS TO US.

     Effective October 1998, we divested our DataRover handheld communications device division in a transaction with DataRover Mobile Systems, Inc. ("DSI"). In connection with the transaction, we made an investment in DSI totaling $3,361,000, and received non-voting, non-redeemable preferred stock and 49% of the outstanding common stock of DSI. We accounted for our investment under the modified equity method, and we will record 100% of the losses incurred by DSI up to a total of $3,361,000, our initial investment. As of March 31, 1999, we had recorded a decrease of $2,521,000 in the value of our investment to reflect 100% of the losses incurred by DSI through that date. In the event that DSI incurs further losses in any future period, we will be required to record a corresponding decline in the value of our investment. In addition, if we determine that the value of our investment in DSI has been impaired, we will be required to write off our investment, in whole or in part.

     In connection with this transaction, we also agreed to purchase DataRover 840 units for DSI from Oki Electric Industry Co., Ltd. under an existing letter of credit. During March 1999, we purchased all units which we were obligated to purchase from Oki Electric. As of March 31, 1999, DSI's obligation to us was valued at $2,884,000. We are to be reimbursed by DSI the cost of such units upon the earlier of five days following the sale of the units by DSI, or 120 days following shipment by Oki Electric. DSI's obligation to reimburse us is secured by all of its personal property. We cannot guarantee that DSI will be able to reimburse us, or that our security interest in their personal property will be adequate to satisfy their obligation to us. We will incur additional losses in the event DSI is not able to reimburse us.

OUR FAILURE TO PROTECT OUR INTELLECTUAL PROPERTY COULD IMPAIR OUR COMPETITIVE POSITION.

     We believe that our success depends, in part, on our ability to protect our intellectual property. In order to do that, we must take the following measures:

     - obtain patent, copyright and trademark protection where appropriate;

     - preserve our trade secrets;

     - defend our patents, copyrights, trademarks and trade secrets against infringement; and

     - prevent unauthorized disclosure of confidential information through the use of confidentiality agreements with employees, consultants and partners.

     We may be unable to accomplish these measures. In addition, we cannot be certain that they will be adequate to protect our intellectual property. In spite of our efforts, third parties may successfully copy our products or use our confidential information.

VARIOUS PARTIES MAY ACCUSE US OF INFRINGING THEIR INTELLECTUAL PROPERTY RIGHTS, AND ANY RELATED LITIGATION COULD HARM OUR BUSINESS REGARDLESS OF ITS MERIT.

     Third parties may assert claims against us from time to time alleging infringement, misappropriation or other violations of proprietary rights, whether or not such claims have merit. Such claims can be time consuming and expensive to defend and could require us to cease the use and sale of allegedly infringing products and services, incur significant litigation costs and expenses, develop or acquire non-infringing technology or obtain licenses to the alleged infringing technology. We may not be able to develop or acquire alternative technologies or obtain such licenses on commercially reasonable terms.

SECURITY PROBLEMS IN OUR SERVICES WOULD LIKELY RESULT IN SIGNIFICANT LIABILITY AND REDUCED REVENUES.

     Security vulnerabilities and weaknesses may be discovered in our services or licensed technology incorporated into our services or in the media by which subscribers access our services. Any security problems in our services or the licensed technology incorporated in our services may require us to expend significant capital and other resources to alleviate the problems. In addition, these problems could result in the loss or misuse of personal information, including credit card numbers, and limit the number of subscribers to our Portico and myTalk services and to services of our partners. A decrease in the number of subscribers could lead to decreased revenues and termination of our relationships with advertisers, sponsors and partners. These problems may also cause interruptions or delays in the development of enhancements to our services and may result in lawsuits against us.

     We will continue to incorporate authentication, encryption and other security technologies in our services. However, such technologies may not be adequate to prevent break-ins. In addition, weaknesses in the media by which users access these services, including the Internet, land-line telephones, cellular phones and other wireless devices, may compromise the security of the electronic information accessed from the service. We intend to continue to limit our liability to end users and to our partners, including liability arising from failure of the authentication, encryption and other security technologies incorporated into our services, through contractual provisions. However, such limitations may not eliminate liability. We do not currently have liability insurance to protect against risks associated with forced break-ins or disruptions.

A PRODUCT LIABILITY CLAIM ASSERTED AGAINST US COULD MATERIALLY AND ADVERSELY AFFECT OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     We may be subject to claims for damages related to system errors and other defects in our services. Agreements with end users of our services typically contain provisions designed to limit exposure to potential product liability claims. However, these provisions may not be sufficient to protect us from liability. We currently have liability insurance to protect against certain risks associated with system errors and other defects in our services. However, we cannot guarantee that such insurance will be sufficient.

OUR STOCK PRICE HAS BEEN EXTREMELY VOLATILE, AND EXTREME PRICE FLUCTUATIONS COULD ADVERSELY AFFECT YOUR INVESTMENT.

     The market price of our common stock has been extremely volatile. Since our initial public offering in February 1995, the closing price of our common stock has ranged from a high of $26.625 to a low of $0.938 per share.

     Publicized events and announcements may have a significant impact on the market price of our common stock. For example, shortfalls in our revenue or net income, conversions of preferred stock into common stock, delays in product development, disruptions in our service, or announcements of partnerships, technological innovations or new products or services by our competitors could have the effect of temporarily or permanently driving down the price of our common stock. In addition, the stock market from time to time experiences extreme price and volume fluctuations which particularly affect the market prices for emerging and technology companies, such as ours, and which are often unrelated to the operating performance of the affected companies. These broad market fluctuations may adversely affect your ability to sell your shares at a price equal to or above the price you purchased them. In addition, a decrease in the stock price of our common stock could cause our common stock to be delisted from The Nasdaq National Market.

YEAR 2000 COMPLICATIONS MAY DISRUPT OUR OPERATIONS AND HARM OUR BUSINESS.

     We face risks related to the inability of computer systems to accurately identify and process dates beyond the year 1999. We are currently taking steps to address these risks for all of our computer systems, including internal systems and systems supplied to us by third parties. These systems include those that are commonly thought of as information technology systems, such as our billing, accounting and network systems. In addition, these systems include those that are non-information technology systems, such as our building control systems, building safety systems and communications systems. Based on currently available information, we do not believe that year 2000 issues will have a material adverse impact on our results of operations or financial condition. However, we may fail to identify all critical year 2000 problems, may not properly assess, remediate or test our systems, and may encounter unexpected delays or costs associated with our year 2000 effort. In addition, we have not completed our assessment of the year 2000 readiness of significant suppliers. We believe that noncompliance of products and services supplied to us by third parties presents the most significant year 2000 risk. We rely on third-party suppliers for a significant number of systems related to our Portico service, such as:

     - email servers which process both emails and voicemails;

     - the calendar and contact software;

     - the voice recognition software;

     - the text-to-speech software;

     - the billing system; and

     - the network operations center equipment.

     In addition, we rely on third parties for key services, such as telecommunications, Internet access and power. In the event that we, or any of our third-party suppliers, are not year 2000 ready, we could experience significant disruptions in our operations and service offerings. Such interruptions could lead to lost sales, loss of relationships with partners, advertisers and sponsors, and damage to our business reputation.

DELAWARE LAW AND CERTAIN PROVISIONS OF OUR CHARTER DOCUMENTS MAY INHIBIT POTENTIAL ACQUISITION BIDS.

     Delaware law and our charter may inhibit potential acquisition bids for General Magic. We are subject to the antitakeover provisions of the Delaware General Corporation Law, which could delay a merger, tender offer or proxy contest or make such a transaction more difficult. In addition, provisions of our certificate of incorporation and bylaws may have the effect of delaying or preventing a change in control or in management, or may limit the price that certain investors may be willing to pay in the future for shares of common stock. These provisions include:

     - issuance of "blank check" preferred stock, which is preferred stock that can be issued by the board of directors without prior stockholder approval, with rights senior to those of common stock;

     - prohibition on stockholder action by written consent;

     - requirement that a two-thirds vote of the stockholders is required to amend the bylaws; and

     - advance notice requirements for submitting nominations for election of the board of directors and for proposing matters that can be acted upon by stockholders at a meeting.

     Furthermore, the Series D preferred stock provides holders rights to redemption of their Series D preferred stock upon a change in control, which could make an acquisition more difficult.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Some of the statements in this prospectus and the documents incorporated by reference are forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties, including, among others, those listed under "Risk Factors" below and in the documents incorporated by reference.

     In some cases, you can identify forward-looking statements by words such as "anticipates," "believes," "expects," "future," "intends," and similar expressions.

     Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, events, levels of activity, performance, or achievements. You are cautioned not to place undue reliance on these forward-looking statements. We do not intend to update any of the forward-looking statements after the date of this prospectus to conform them to actual results.

                                USE OF PROCEEDS

     We cannot guarantee that we will receive any proceeds in connection with this offering.

     We intend to use the net proceeds of this offering, if any, for product development, capital expenditures, including those relating to the expansion of our network operations center, sales and marketing and for other general corporate purposes. The amounts actually expended for each purpose may vary significantly depending upon numerous factors, including the amount and timing of the proceeds from this offering, the progress of our product cycles, the progress of our network operations center, the market acceptance of our products and the status of competitive products. In addition, expenditures will also depend on the establishment of strategic partnerships with other companies, the availability of other financing and other factors.

     We may also use a portion of the proceeds, if any, to acquire or invest in complementary businesses or technologies. We are not planning or negotiating any such transactions as of the date of this prospectus.

                                    DILUTION

     The net tangible book value of General Magic at March 31, 1999 was $33.8 million or approximately $0.95 per share of common stock. Net tangible book value per share represents the amount of General Magic's tangible assets less total liabilities, divided by 35,453,728 shares of common stock.

     Net tangible book value dilution per share represents the difference between the amount per share paid by purchasers of shares of common stock in the offering made hereby and the pro forma net tangible book value per share of common stock immediately after completion of the offering. After giving effect to the sale of 10,000,000 shares of common stock in this offering at an assumed offering price of $3.69 per share and the application of the estimated net proceeds therefrom (after deducting estimated offering expenses) the pro forma net tangible book value of General Magic as of March 31, 1999 would have been $70.7 million or $1.56 per share, an immediate increase in net tangible book value of $0.61 per share to existing stockholders and an immediate dilution in net tangible book value of $2.13 per share to purchasers of common stock in the offering, as illustrated in the following table:

Assumed public offering price per share................           $3.69
  Net tangible book value per share at March 31,
     1999..............................................  $0.95
  Increase per share attributable to new investors.....   0.61
                                                         -----
Pro forma net tangible book value per share after
  offering.............................................            1.56
                                                                  -----
Net tangible book value dilution per share to new
  investors............................................           $2.13
                                                                  =====

     Net tangible book value does not include $40.3 million related to manditorily redeemable preferred stock outstanding as of March 31, 1999. To the extent that outstanding options, preferred stock and warrants are exercised or converted, there will be further dilution to new investors.

                              PLAN OF DISTRIBUTION

     We may offer the common stock:

     - directly to purchasers;

     - to or through underwriters;

     - through dealers, agents or institutional investors; or

     - through a combination of such methods.


     In addition, we may offer the common stock under an equity line of credit arrangement. Under this type of arrangement, we would enter into an agreement with an investor and, from time to time, would exercise a put right requiring the investor, assuming certain conditions are met, to buy a specified dollar amount of shares. The price and number of shares would be determined prior to each settlement date, based on the market price of the common stock at such time.


     Regardless of the method used to sell the common stock, we will provide a prospectus supplement that will disclose:

     - the identity of any underwriters, dealers, agents or investors who purchase the common stock;

     - the material terms of the distribution, including the number of shares sold and the consideration paid;

     - the amount of any compensation, discounts or commissions to be received by the underwriters, dealers or agents;

     - the terms of any indemnification provisions, including indemnification from liabilities under the federal securities laws; and

     - the nature of any transaction by an underwriter, dealer or agent during the offering that is intended to stabilize or maintain the market price of the common stock.

                                 LEGAL MATTERS

     The legality of the shares of common stock offered hereby is being passed upon by Cooley Godward LLP, Palo Alto, California.

                                    EXPERTS

     The consolidated financial statements of General Magic, Inc. as of December 31, 1998 and December 31, 1997, and for each of the years in the three-year period ended December 31, 1998 and for the period from May 1, 1990 (inception) to December 31, 1998 have been incorporated herein by reference and in the registration statement in reliance upon the report of KPMG LLP, independent auditors, incorporated herein by reference and upon the authority of said firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the SEC a registration statement on Form S-3 to register the common stock offered by this prospectus. However, this prospectus does not contain all of the information contained in the registration statement and the exhibits and schedules to the registration statement. We strongly encourage you to carefully read the registration statement and the exhibits and schedules to the registration statement.

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, DC, New York, New York and Chicago, Illinois. You can request copies of these documents by contacting the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's website at www.sec.gov.

     The SEC allows us to "incorporate by reference" the information contained in documents that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference which we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below:

     1. Our Annual Report on Form 10-K for the year ended December 31, 1998, filed with the Commission on March 31, 1999;

     2. Our Report on Form 8-K filed with the Commission on April 2, 1999;

     3. Our Report on Form 10-Q filed with the Commission on May 17, 1999; and

     4. The description of the common stock contained in our Registration Statement on Form 8-A filed under the Securities Exchange Act of 1934, as amended, including any amendment or report filed for the purpose of updating such description.

     In addition, we incorporate by reference any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended.

     You may request a copy of these filings, at no cost to you, by writing or telephoning us at:

                              General Magic, Inc.
                         Attention: Investor Relations
                               420 N. Mary Avenue
                          Sunnyvale, California 94086
                           Telephone: (408) 774-4000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               10,000,000 Shares

                              GENERAL MAGIC, INC.

                                  Common Stock

                            ------------------------

                                   PROSPECTUS
                            ------------------------


                                 July 26, 1999


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the costs and expenses in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions. All of the amounts shown are estimates except the Securities and Exchange Commission registration fees and Nasdaq filing fee.

                                                              TO BE PAID
                                                                BY THE
                                                              REGISTRANT
                                                              ----------
SEC Registration Fee........................................   $10,092
Nasdaq filing fee...........................................   $17,500
Accounting fees and expenses................................   $ 7,500
Legal fees and expenses.....................................   $ 3,000
Miscellaneous expenses......................................   $ 1,908
                                                               -------
          Total.............................................   $40,000
                                                               =======

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents and in agreements with its directors and officers provisions expanding the scope of indemnification beyond that specifically provided by the Delaware law. The Registrant's Bylaws provide that the Registrant shall indemnify to the full extent authorized by law any person made or threatened to be made a party to an action or a proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she, his or her testator or intestate was or is a director, officer or employee of the Registrant or any predecessor of the Registrant or serves or served any other enterprise as a director, officer or employee at the request of the Registrant or a predecessor of the Registrant. The Registrant's Bylaws also provide that the Registrant may enter into one or more agreements with any person which provides for indemnification greater or different than that provided in such Bylaws. We have entered into such indemnification agreements with our directors and officers.

     The Registrant maintains insurance on behalf of any person who is a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

     See also the undertakings set out in response to Item 17 herein.

ITEM 16. EXHIBITS.

     The following exhibits are filed with this Registration Statement:


    EXHIBIT
    NUMBER                        DESCRIPTION OF EXHIBIT
    -------                       ----------------------
      5.1(a)   Opinion of Cooley Godward LLP.
     23.1      Consent of KPMG LLP, independent auditors.
     23.2(a)   Consent of Cooley Godward LLP (included in Exhibit 5.1).
     24.1(a)   Power of Attorney.


-------------------------

(a) Previously filed.


ITEM 17. UNDERTAKINGS.


A. The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

D. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

E. The undersigned Registrant hereby undertakes that:

          (1) For the purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

          (2) For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Sunnyvale, State of California on July 26, 1999.


                                          GENERAL MAGIC, INC.

                                          By: /s/ STEVEN MARKMAN
                                             -----------------------------------
                                              Steven Markman
                                              President, Chief Executive Officer
                                              and Chairman of the Board of
                                              Directors

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


                SIGNATURE                                TITLE                   DATE
                ---------                                -----                   ----
/s/ STEVEN MARKMAN                            President, Chief Executive     July 26, 1999
------------------------------------------  Officer, Chairman of the Board,
Steven Markman                               Director (Principal Executive
                                                       Officer)

*                                             Chief Operating Officer and    July 26, 1999
------------------------------------------      Chief Financial Officer
James P. McCormick                             (Principal Financial and
                                                  Accounting Officer)

*                                                      Director              July 26, 1999
------------------------------------------
Roel Pieper

*                                                      Director              July 26, 1999
------------------------------------------
Dennis F. Strigl

*                                                      Director              July 26, 1999
------------------------------------------
Susan G. Swenson

*                                                      Director              July 26, 1999
------------------------------------------
Philip D. Knell

*                                                      Director              July 26, 1999
------------------------------------------
Michael E. Kalogris

         *By: /s/ STEVEN MARKMAN
   ------------------------------------
              Steven Markman
             Attorney-in-fact

                               INDEX TO EXHIBITS



EXHIBIT
NUMBER                             DESCRIPTION
-------                            -----------
 5.1(a)    Opinion of Cooley Godward LLP.
23.1       Consent of KPMG LLP, independent auditors.
23.2(a)    Consent of Cooley Godward LLP (included in Exhibit 5.1).
24.1(a)    Power of Attorney.


-------------------------

(a) Previously filed.